EXHIBIT 10.43


                        MANAGEMENT AND LICENSE AGREEMENT
                        --------------------------------


      This Management and License Agreement ("Agreement") is entered into by and between Shells Seafood Restaurants, Inc., a Florida corporation maintaining its business office at 16313 North Dale Mabry, Suite 100, Tampa, Florida, 33618 (the "Owner") and Best Que, LLC, a Kentucky limited liability company, maintaining its business office at 310 Old Vine Street, Lexington, Kentucky 40507 (the "Manager").


                             BACKGROUND INFORMATION
                             ----------------------


      The Owner, the Manager, Famous Dave's Ribs, Inc. and The Lark Group LLC are parties to that certain agreement dated April 17, 2001, as amended on July __, 2001 (together with the exhibits and schedules thereto, the "Letter Agreement"), pursuant to which, among other things, the Manager agreed to operate certain restaurants of the Owner pursuant to the terms and conditions of the Letter Agreement and a license agreement to be entered into between the parties. This Agreement constitutes the license agreement contemplated by the Letter Agreement and the Owner hereby appoints the Manager as its agent to operate the Restaurant on the terms and conditions contained herein. Accordingly, in consideration of the covenants and agreements contained herein, the Owner and the Manager agree as follows:


                              OPERATIVE PROVISIONS
                              --------------------


                                   ARTICLE 1.

                APPOINTMENT OF MANAGER: KEY TERMS AND CONDITIONS

            Section 1.01. Appointment of Manager; License of Proprietary Information. Owner hereby appoints and employs Manager to act as the Owner's exclusive agent for the supervision, direction and control of the operation and management of the restaurants listed on Schedule A hereto (each a "Restaurant" and collectively, the "Restaurants") as a "Shells" restaurant, all upon the terms and conditions hereinafter set forth.

            Section 1.02. Key Terms. The following are certain of the key terms of this Agreement, cross-referenced to the sections of this Agreement in which they are more fully discussed:

      (a)   Original Term:    Twelve (12) months.  [See Section 2.02].

      (b)   Renewal Term:     Six (6) months.  [See Section 2.03].

      (c)   License Fee:      The License Fee shall equal two percent  (2%) of
                              Gross Sales, as set forth in Section 3.01 below.

                                   ARTICLE 2.

                                    THE TERM

            Section 2.01. The Term. The "Term" of this Agreement shall mean, the Original Term and any Renewal Terms (as defined below).

            Section 2.02. Original Term. The Original Term of this Agreement commenced on April 17, 2001 (the "Commencement Date"), and shall continue for the period set forth in Subsection 1.02(a) hereof.

            Section 2.03. Renewal Term. The Manager shall be entitled at its election to renew this Agreement for an additional six (6) months upon written notice (the "Renewal Notice") to the Owner to that effect, such notice to be given at least three months prior to the expiration of the Original Term. The same terms and conditions as are set forth herein shall apply during the Renewal Term. As consideration for the renewal of the Original Term, the Manager shall pay to the Owner an amount of $5,000 per Restaurant, such amount to be paid to the Owner within 5 (five) days after the date of the Renewal Notice.


                                   ARTICLE 3.

                             COMPENSATION OF MANAGER

            Section 3.01. License Fee. As consideration for the rights granted to Manager hereunder, including, but not limited to use of the Shells proprietary items, including, but not limited to Trademarks, Trade Secrets and Indicia of Ownership (as defined in Section 10 below) hereunder, the Manager shall pay to the Owner a license fee (the "License Fee") equal to two percent (2%) of monthly Gross Sales (as defined below).

            (a) The term "Gross Sales" as used herein shall mean all sales made (and not refunded or returned) at or from the Restaurants and/or revenues derived from or in connection with the operation of the Restaurants including, without limitation, all sales of food, beverages, merchandise or services at or from the Restaurants. Sales made at less than the stated menu price shall be included in Gross Sales only in the amount paid by the customer, and the amount of any discount or promotional allowance shall not be included in Gross Sales. In computing the License Fee, there shall be excluded from Gross Sales (or there shall be deducted from Gross Sales to the extent previously included) the following:

                 (i) Any gratuities or service charges added to a customer's bill or statement in lieu of gratuities, which are payable to a Restaurant's employees;

                 (ii) All sales taxes, excise taxes, gross receipt taxes, occupational license taxes, admission taxes, entertainment taxes, tourist taxes or similar charges (but the License Fee shall be computed before the payment of federal, state or municipal income or franchise taxes); and

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

                 (iii) All sums and credits received in settlement of claims for loss or damage to furnishings, equipment of a Restaurant or to the building where such Restaurant is located.

            (b) Payment of the License Fee. The License Fee shall be paid in arrears on or before the fifteenth (15th) day of the immediately succeeding calendar month in the amount set forth on the Monthly Statement prepared in accordance with Section 5.02 hereof. The monthly License Fee payments shall constitute installment payments of the License Fee, subject to reconciliation based on the Monthly Statement prepared in accordance with Section 5.02 hereof. Any overpayment or underpayment shall be adjusted by payment or refund, as appropriate, within thirty days after the preparation of the Monthly Statement.


                                   ARTICLE 4.

                              DUTIES OF THE MANAGER

            Section 4.01. Standard of Operations. The Manager shall manage and operate the Restaurants in a manner consistent with, at a minimum, the standards of quality that are characteristic of the "Shells" chain as of the date of this Agreement. There shall apply to the Restaurants the same policies, practices and procedures as apply generally to "Shells" restaurants with respect to restaurant management, operations, accounting, purchasing, control of operating expenses and general administration including, without limitation, menu items, prices, portions, recipes, food handling procedures, product specifications, uniforms, cash handling procedures, purchasing, design and decor, maintenance, employment, standards of operation, quality of service, marketing and promotional activities, and other matters affecting customer opinion of the Restaurant and its operation. Exceptions to general policies, practices and procedures may be made by the Manager to deal with exceptional circumstances affecting a particular store if, in the Manager's reasonable judgment, there is an adequate business justification for doing so and if the Restaurant is not treated in an arbitrary or discriminatory manner. Subject to such justified exceptions, the Manager shall use its best efforts to achieve, and to balance, the objectives of increasing sales, optimizing profits, maintaining standards, maintaining and/or improving the level of customer service and quality of product, and other objectives that apply to the "Shells" chain of restaurants generally. The Manager shall periodically review the Restaurant's operations and performance with the Owner at a mutually convenient time and place. At such times, the Manager shall review with the Owner the results of any pertinent financial planning, forecasting, sales budgeting or other reports or analyses that may be prepared by the Manager for the Restaurants.

            Section 4.02. Personnel. The Manager has arranged for the employees of the Restaurants to become employees or affiliates of the Manager with effect from April 17, 2001. Accordingly, the Manager is solely responsible for hiring, supervising, directing the work of, promoting, discharging and determining the compensation and other benefits of all personnel working in the Restaurants. The Manager shall be solely liable for the wages, salaries, benefits and other compensation of its personnel, including but not limited to management personnel such as district or regional managers employed to oversee the Restaurants.

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

            Section 4.03. Permits and Licenses. The Manager shall be responsible for obtaining, maintaining and renewing all licenses and permits that may be required for the renovation and operation of the Restaurant, including bar, restaurant, and sign licenses and permits and a liquor license in respect of the Restaurant located in Florence, Kentucky. The Manager shall pursue such responsibility with due diligence and in good faith, and the Owner shall in good faith cooperate with the Manager as may reasonably be required to obtain such licenses and approvals.

      Pursuant to Paragraph 8 of the Letter Agreement, the Owner and the Manager are working together to cause the liquor licenses with respect to the Restaurants (other than the Restaurant located in Florence, Kentucky) to be transferred to the Manager. After the transfer of the liquor licenses, the Manager shall be responsible for maintaining and renewing the liquor licenses and shall comply with the obligations thereunder. The Manager shall be responsible for all reasonable out-of-pocket costs and expenses with respect to such liquor license transfers upon presentation by the Owner of supporting invoices therefor.

            Section 4.04. Contracts. The Manager, as agent of the Owner, shall have authority to enter into such concessionaire, service and other contracts or agreements, which are in the ordinary course of business, as are in the Manager's reasonable professional judgment necessary for the operation, supply and maintenance of the Restaurants as required by this Agreement, provided, that, any contract not in the ordinary course of business, that requires an expenditure in excess of $10,000 per year, shall not be entered into by the Manager, without the prior written consent of the Owner. Within the forty-five
(45) day period following the end of each fiscal quarter, the Manager shall inform the Owner of material contracts in the ordinary course of business that were entered into during the preceding quarter.

            Section 4.05. Maintenance. Subject to the limitations set forth in
Section 4.04, the Manager, at its expense, shall be responsible for maintaining the Restaurants in good condition and repair consistent with the standards applicable to "Shells" restaurants generally, including, without limitation, all necessary repairs and replacements of the furniture, fixtures and equipment used in connection with the Restaurants.

            Section 4.06. Alterations to the Restaurants. The Manager shall have the right to make such alterations, additions or improvements in or to the Restaurants as it deems necessary, including, without limitation, (a) alterations, additions or improvements to the Restaurant's buildings, provided, that, the applicable consent of the landlord has been obtained pursuant to the terms of the applicable lease and the consent of the Owner has been obtained, and (b) additions to the fixed asset list of furniture, fixtures and equipment used at the Restaurants; provided that the Manager shall not make any discretionary alterations or additions (i.e. those for which there is not an operational necessity) or expend in excess of $10,000 without the prior written approval of the Owner. The cost of such alterations, additions or improvements shall be charged directly to current expenses or capitalized on the books of account of the Restaurants in accordance with the Manager's standard accounting practices. The Manager will furnish the Owner substantiating documentation for capitalized expenditures. In the event that, at any time during the Term of this Agreement, repairs or alterations to any of the Restaurants shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by order of any governmental or municipal power, department, agency, authority or officer, such repairs or changes shall be made by Manager on Owner's behalf and at Manager's expense. Any fixed assets which require replacement or repair by Manager must be repaired or replaced by fully functional fixed assets of equal or better quality and working condition.

            Section 4.07. Compliance With Laws. The Manager shall make good faith and reasonable efforts to comply with all applicable statutes, ordinances, rules and regulations of federal, state and local governmental bodies having jurisdiction over the Restaurants or their operation including, without limitation, laws governing the sale of alcoholic beverages ("Governing Laws"). Notwithstanding anything herein to the contrary, the Manager may contest the application of any Governing Laws to a Restaurant in the event the Manager deems it prudent to do so. The cost of any such contest shall be included in the operating expenses of the Restaurant. The Manager, at its own expense, shall institute, defend and settle litigation and claims affecting the Restaurant for which the cause of action arose on or after April 17, 2001; provided that any settlement in excess of $10,000 shall be subject to Owner's reasonable approval unless the cost of such settlement is to be paid by an insurance carrier under any policy of insurance covering the Restaurant. No settlement involving injunctive relief against, or prohibiting any act on the part of, the Owner shall be entered into by the Manager, without the express prior written approval of the Owner.

            Section 4.08. Arms-Length Transactions. The Manager shall not enter into any contracts with any entity that is affiliated with the Manager unless the same are at market rates and on competitive terms. Except as expressly permitted in this Agreement, the Manager shall not add any markup, profit or other add-on charge to the cost of any items purchased by the Manager for the Restaurants. The Restaurants shall receive the benefit of any discounts or rebates that are netted out by the vendor against the price of items that are purchased for the Restaurant. The Restaurants shall be treated the same as the other restaurants owned or managed by the Manager with respect to the allocation or other disposition of any savings resulting from the Manager's "buying power" in the marketplace, quantity discounts, rebates and promotional allowances or other cost reductions or advantages that are not netted out against the price of the item purchased.

            Section 4.09. Compliance with Leases. Until such time as the leases listed on Schedule B hereto have been assigned to Famous Dave's Ribs Inc. as contemplated by Paragraph 6 of the Letter Agreement, the Manager shall ensure that the obligations of the Owner, as Lessee, under the leases described on Schedule B hereto (the "Leases") are complied with in all material respects.

            Section 4.10. Operating Expenses. With effect from the Commencement Date, the Manager shall be solely responsible for all operating expenses of whatsoever nature incurred in connection with the operation of the Restaurants contemplated by this Agreement and/or the Letter Agreement.

            Section 4.11. Insurance. The Manager shall, at its sole cost and expense, keep the insurance coverages listed on Schedule C hereto in full force and effect during the Term hereof.

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                                   ARTICLE 5.

                                   ACCOUNTING

            Section 5.01. Standards. The Manager, at its own cost and expense, shall maintain books and records of account relating to the Manager's operation and management of each Restaurant, and shall prepare and deliver to Owner the statements required under Section 5.02 hereof. The books and records for each Restaurant shall be kept substantially in accordance with the systems utilized by the Manager for its company owned "Shells" restaurant operations. The Owner and its designees shall have the right, upon ten (10) days prior written notice to the Manager, to examine said books and records at the Manager's corporate headquarters at any reasonable time during regular business hours.

            Section 5.02. Monthly Statement. Within twenty-one (21) days of the end of each month, the Manager shall provide the Owner with a consolidated balance sheet and a unit-level profit and loss statement in respect of each Restaurant showing each Restaurant's financial position as of the date of the balance sheet and the operating results for the preceding fiscal month and fiscal year to date (collectively, the "Monthly Statement").

            Section 5.03. Adjustments. Any adjustment required to make up an underpayment or to refund an overpayment of license fee by the Manager shall be made within thirty (30) days after completion of the statement that shows the need for an adjustment. Adjustments based on the Monthly Statement shall be made during the first month following completion of the Monthly Statement. Adjustments made upon the expiration or termination of this Agreement shall be made through payment or refund, as required, within thirty (30) days after the end of the Term of this Agreement.

            Section 5.04. Right to Audit. At any time during the one month period following the Owner's receipt of a Monthly Statement, the Owner shall have the right, upon ten (10) days' prior written notice to the Manager, at Owner's own expense, to have an accountant selected by the Owner audit the Manager's books and records relating to the Restaurant for the period covered by such Monthly Report. If there is a discrepancy between such financial statements and the findings of Owner's accountant or any other dispute between the parties regarding the financial statements, the Manager's accountants and the Owner's accountant shall attempt to resolve such discrepancy, and their mutual decision shall be binding upon Owner and Manager. If the accountants for the parties are unable to resolve the discrepancy, the matter shall be referred to an arbitration panel composed of the Owner's independent CPA, the Manager's independent CPA, and a third independent CPA selected by the parties' independent CPA'S, and the decision of such arbitration panel shall be binding upon Owner and Manager. The cost of conducting an independent audit of a Restaurant's financial statements shall be paid by the Owner unless the audit shows an underpayment to Owner in excess of three percent of the amount that should have been distributed to Owner; in such case Manager shall bear the cost of the audit. In the event that the actual amount is resolved in favor of the Owner, the Manager shall pay the amount due plus interest thereon at the Interest Rate specified in Section 13.13.

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            Section 5.05. GAAP. All financial statements to be prepared by the
Manager hereunder shall be prepared in accordance with generally accepted accounting principles.


                                   ARTICLE 6.

                             DAMAGE AND DESTRUCTION

            Section 6.01. Owner to Restore. If during the Term of this Agreement, any Restaurant or part thereof shall be damaged or destroyed by fire or other insured casualty, then except as provided in Section 6.02 below, the Owner shall repair, restore, or rebuild the Restaurant. The proceeds of any insurance payable with respect to such damage or destruction shall be used to pay for restoring the Restaurant, and, at the Owner's election, such restoration shall be managed and supervised by the Manager as agent of the Owner for a fee to be negotiated. The restoration of the Restaurant shall be carried out with due diligence by the Owner and the Manager. During any period in which the Restaurant is unable to operate due to damage and destruction, the Owner shall be entitled to receive from the proceeds of any Business Interruption insurance payable as a result of the damage an amount equal to the average License Fee paid to the Manager under this Agreement for the three months preceding the damage or destruction, prorated over the period in which the Restaurant is unable to operate.

            Section 6.02. Limitation on Restoration. Subject to the Owner's rights and duties under the Leases, if during the Term of this Agreement any Restaurant shall be totally destroyed or damaged in excess of fifty percent of its cost of replacement, the Owner shall have the right and option not to rebuild such Restaurant.


                                   ARTICLE 7.

                         REPRESENTATIONS AND WARRANTIES

            Section 7.01. Operation of the Restaurant. The Owner represents and warrants that there is no legal impediment to the operation of any of the Restaurants by the Manager as contemplated by this Agreement; that the Owner shall not create or suffer to exist any condition that materially interferes with the normal use of any Restaurant; and that the Owner shall not interfere with the Manager's operation of the Restaurants pursuant to this Agreement or give, or attempt to give, orders or instructions to personnel employed at any of the Restaurants.

            Section 7.02. Authority of Owner and Manager. The Owner represents and warrants that it has full right, power and lawful authority to execute and deliver this Agreement and to perform its obligations hereunder in the manner and upon the terms contained herein, with no other person needing to join in the execution of this Agreement in order for it to be binding upon all persons. The person(s) executing this Agreement on behalf of the Owner represent and warrant that they are the only person(s) required to execute this Agreement in order to bind the Owner. The Manager represents and warrants that it has full right, power and lawful authority to execute and deliver this Agreement and to perform its obligations hereunder in the manner and upon the terms contained herein. The person(s) executing this Agreement on behalf of the

Manager represent and warrant that they are the only person(s) required to execute this Agreement in order to bind the Manager.

Section 7.03. Confidentiality. Each party recognizes that due to the nature of this Agreement and the Letter Agreement, it will have access to information of a proprietary nature owned by another party and/or affiliates of another party including but not limited to the Proprietary Items (as defined in Section 10.03), documents and programs (whether or not completed or in use), operating manuals or similar materials that constitute systems, policies and procedures, methods of doing business, administrative, advertising or marketing techniques, financial affairs, trade secrets, and other proprietary information (collectively the "Confidential Information"). Consequently, each party acknowledges and agrees that the other party and the affiliates of the other party, respectively, have a proprietary interest in such Confidential Information and that all such information constitutes confidential and proprietary information and/or trade secret property of the respective party or parties. Each party hereby expressly and knowingly waives any and all right, title and interest in and to the other party's confidential information and agrees to return all copies of Confidential Information to the provider(s) of such information at the party's expense upon the expiration or earlier termination of this Agreement. Notwithstanding the aforegoing, any Confidential Information used by the parties after the expiration or earlier termination of this Agreement shall remain confidential and proprietary and shall not be shown or disclosed to persons other than the party's affiliates without the prior written consent of the party furnishing the Confidential Information or except:
(i) as required in governmental filings or judicial, administrative or arbitration proceedings, or (ii) as otherwise required by law (including but not limited to in response to a subpoena from a court or authorized governmental agency ("hereinafter the "Confidentiality Exception"). Each party further acknowledges and agrees that the other party and other parties' affiliates are entitled to prevent their respective competitors from obtaining and utilizing the Confidential Information. Therefore, each party agrees to hold the Confidential Information in strictest confidence and to not disclose such information or allow such information to be disclosed, whether directly or indirectly, during and after the term of this Agreement to any person or entity other than those persons or entities who are legal and financial advisors or employees of, or are otherwise affiliated with, a party or an affiliate of a party, on a need to know basis, without the prior written consent of the party or parties furnishing the confidential information unless a Confidentiality Exception occurs. Further, each party shall require its representatives that receive the Confidential Information to abide by the terms of this Section 7.03. Neither a party nor any of its representatives shall use Confidential Information in any manner other than in connection with the performance of its obligations under this Agreement. In addition, after the termination of this Agreement, no party shall disclose to anyone or use any Confidential Information obtained by the party, or an affiliate of a party, other than with the prior written consent of the party furnishing the Confidential Information, unless a Confidential Exception applies. The restrictions set forth above shall not apply to any information which becomes publicly known through no fault of the parties and their affiliates which received or was given access to such information by the other party or parties.

                                   ARTICLE 8.

                        DEFAULT, TERMINATION AND REMEDIES

            Section 8.01. Breach. Either party may terminate this Agreement in the event of a material breach of this Agreement by the other party which is not cured within fifteen (15) days of written notice thereof given by the first party; provided, however, that failure to terminate this Agreement in the event of a breach shall not constitute a waiver of any breach of this Agreement.

            Section 8.02. Negligence. The Owner may terminate this Agreement upon 5 (five) days' written notice in the event of the Manager's negligence or wilful malfeasance materially impacting the performance of its duties under this Agreement; provided that the Owner has given the Manager written notice of its negligence or wilful malfeasance and the Manager has not cured such negligence or wilful malfeasance within 5 (five) days of receipt of such notice.

            Section 8.03. Automatic Termination. This Agreement shall automatically terminate if the Letter Agreement is terminated pursuant to the provisions of Paragraph 13 thereof. If a Conversion Closing occurs in accordance with Paragraph 8 of the Letter Agreement, this Agreement shall terminate with respect to such converted restaurant.

            Section 8.04. Consequences of Termination. Upon cancellation or termination of this Agreement for any reason whatsoever, the Manager shall (i) immediately cease to have the rights, powers and duties set out in this Agreement (including but not limited to the rights granted to it pursuant to Section 10 hereof, and the Owner shall immediately be entitled to manage and conduct the Restaurants in its own name and on its own behalf except in the case of a Conversion Closing pursuant to Paragraph 8 of the Letter Agreement, (ii) immediately hand over all records and information pertaining to the Restaurants except in the case of a Conversion Closing pursuant to Paragraph 8 of the Letter Agreement, and (iii) not be entitled to any compensation of whatever nature in consequence of the termination of this Agreement. Upon cancellation or termination of this Agreement for any reason whatsoever, all further obligations of the parties hereunder shall terminate and neither party shall have any claim against the other as a consequence of such termination other than any claim resulting from a breach of this Agreement.


                                   ARTICLE 9.

                             SUCCESSORS AND ASSIGNS

            Section 9.01. Assignment by the Manager. The Manager may, without the Owner's consent, assign its interest in this Agreement to an Affiliate (as defined below) of the Manager, provided that the Restaurants continue to be operated as "Shells" restaurants and the Manager continues to remain fully liable under this Agreement. Other than as set forth in the immediately preceding sentence, the Manager shall not assign all or any part of its interest in, or delegate its obligations under, this Agreement to any person without the express prior written consent of the Owner. The Manager shall furnish the Owner with any information regarding the proposed assignee that is reasonably requested by the Owner. In addition, the Owner's consent to the assignment of this Agreement shall be required if there is a change in control of the Manager, other than through a public offering of the Manager's common stock. In a case in which the Owner's consent to an assignment is required, the Owner shall not unreasonably withhold its consent to the Manager's transfer of its interest in this Agreement.

            Section 9.02. Assignment by the Owner. The Owner may, without the Manager's consent, (i) make a collateral assignment of this Agreement to Owner's lender, or (ii) assign Owner's interest in this Agreement, in whole or in part, to (x) an Affiliate of the Owner, provided that the Owner continues to be fully liable under this Agreement, or (y) a purchaser of the Owner's entire interest in a Restaurant; or (z) a purchaser of a majority of the capital stock of the Owner or of all or substantially all of the assets of the Owner. The Owner shall be entitled to assign (in whole or in part) its right to the payment of the License Fee hereunder to any third party without the consent of the Manager. Other than as expressly set forth herein, the Owner shall not assign all or any part of its interest without the prior written consent of the Manager. In a case in which the Manager's consent to an assignment is required, the Manager shall not unreasonably withhold its consent to the Owner's transfer of its interest in this Agreement.

      For the purposes hereof, the term "Affiliate" as used herein shall mean any parent, subsidiary, affiliated or related corporation or other entity of the Owner or the Manager, respectively, or of any said parent, subsidiary, affiliated or related corporation or other entity.

            Section 9.03. Parties Bound. The terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer, pledge, mortgage, lease or sublease made by either the Owner or the Manager in violation of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledge, lessee, sublessee or occupant.


                                  ARTICLE 10.

                  PROPRIETARY ITEMS: TRADEMARKS, TRADE SECRETS
                            AND INDICIA OF OWNERSHIP

            Section 10.01. Trademarks. The Owner hereby grants to the Manager the right to use the registered marks "Shells" and the Shells "jumping fish" logo (collectively, the "Trademarks") during the Term of this Agreement in connection with the operation of the Restaurants pursuant to this Agreement.

            Section 10.02. Trade Secrets. In connection with the operation of the Restaurants, the Owner shall to the extent necessary provide the Manager with certain information (the "Trade Secrets") relating to the management and operation of a "Shells" restaurant, including, without limitation, the standards and specifications for design, construction, furniture, fixtures and equipment, decor, operating procedures, recipes, and management, marketing, training and accounting programs and materials. The Owner hereby grants to the Manager the right to use the Trade Secrets during the Term of this Agreement in connection with the operation of the Restaurants pursuant to this Agreement.

            Section 10.03. Indicia of Ownership. In addition, the Owner hereby grants to the Manager the right to use the indicia of ownership ("Indicia of Ownership") that characterize the Restaurants including, without limitation, (i) certain unique features of concept, design, appearance, and decor, which form the trade dress for "Shells" restaurants; and (ii) certain concepts, presentations and menu items during the Term of this Agreement in connection with the operation of the Restaurants pursuant to this Agreement.

            Section 10.04. Ownership By the Manager. The Manager expressly acknowledges the Owner's exclusive right, title and interest in and to the Trademarks, the Indicia of Ownership and the Trade Secrets (collectively, the "Proprietary Items"), both collectively and individually, and agrees not to represent in any manner that the Manager has any ownership rights therein. The Manager further agrees that use of the Proprietary Items at the Restaurant shall not create in Manager's favor any right, title or interest or other attributes of ownership in or to the Proprietary Items. The Manager acknowledges and expressly agrees that any and all goodwill associated with the Proprietary Items and "Shells" system for developing and operating restaurants shall inure exclusively to the benefit of the Owner. The Manager shall have no claim for compensation for any part of the goodwill attributable to the use of the Proprietary Items at the Restaurant or to the Manager's performance of its duties under this Agreement.

            Section 10.05. No Infringement By Manager. The Manager acknowledges that use of the Proprietary Items other than solely for the purposes contemplated herein shall be an infringement of the Owner's exclusive right, title and interest in and to the Proprietary Items. The Manager expressly covenants that both during and after the Term of this Agreement, the Manager shall not, directly or indirectly, (i) commit an act of infringement, (ii) contest or aid in contesting the validity or ownership of the Proprietary Items or (iii) take any other action in derogation of the Owner's rights in and to the Proprietary Items. The Manager shall not hold out or otherwise employ the Proprietary Items to perform any activity or to incur any obligation or indebtedness in a manner that might in any way make the Owner liable therefor. The Manager shall promptly notify the Owner of any attempt by any other person, firm or corporation to use the Proprietary Items or any colorable variation thereof, and of any claim, demand or cause of action based upon or arising therefrom. The Manager shall also promptly notify the Owner of any litigation instituted against the Manager involving the Proprietary Items.


                                  ARTICLE 11.

                       ADVERTISING, PROMOTION AND TRAINING

            Section 11.01. Cost of Advertising. The cost of marketing and advertising for the Restaurants shall be an operating expense of the Restaurants.

            Section 11.02. Promotion. The Manager may offer promotions, discounts and other incentives at the Restaurant in a manner similar to those offered at other "Shells" restaurants. Sales made in connection with any such promotion, discount or other incentive shall be included in Gross Sales in the amount paid by the customer rather than at the menu price. The costs incurred by the Restaurants in connection with such items shall be included in the operating expenses of the Restaurants.


                                   ARTICLE 12.

                                     NOTICES

            Section 12.01. Notice Addresses. Written communications between the Owner and the Manager shall be sent to their respective addresses shown on the first page of this Agreement ("Notice Address"); provided that the Owner or the Manager may change its Notice Address by giving written notice of such change to the other party in accordance with this paragraph.

            Section 12.02. Notice. Wherever this Agreement provides for notice, such notice shall be in writing and shall be delivered to a party at its Notice Address, either by hand delivery or by United States mail, certified, with return receipt requested. A hand-delivered notice shall be effective on the date of receipt by the party being served with the notice. A mailed notice shall be effective on the earlier of (i) the date of receipt or refusal of receipt, or
(ii) five days after the date of mailing. Either party may, in a written notice to the other party, designate a reasonable number of third parties to receive a copy of notices sent under this Agreement. Copies of notices may be sent by regular U.S. mail.


                                  ARTICLE 13.

                               GENERAL PROVISIONS

            Section 13.01. Relationship of the Parties. The provisions of this Agreement relating to the determination and payment of license fees hereunder are included solely for the purpose of providing a method whereby the said fees can be measured and ascertained. The Manager and the Owner shall not be construed as joint venturers or partners of each other and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

            Section 13.02. Entire Agreement. This Agreement and the Letter Agreement supersedes all prior agreements and understandings, whether written or oral. The Owner and the Manager have neither made nor relied upon any promises, representations or warranties in connection with this Agreement that are not expressly set forth in this Agreement or the Letter Agreement. In entering into this Agreement, the Owner and the Manager have relied on the representations and warranties contained in this Agreement and the Letter Agreement.

            Section 13.03. Modifications and Waiver. This Agreement may not be modified except by a written agreement signed by the party against whom such modification is sought to be enforced. No waiver of any condition or covenant in this Agreement by either party shall be effective unless made in writing, nor shall any waiver be deemed to imply or constitute a future waiver of the same or any other condition or covenant of this Agreement.

            Section 13.04. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida (without regard to its conflict of law principles).

            Section 13.05. Arbitration. The parties hereto agree that any dispute, disagreement or controversy arising with respect to this Agreement, except for disputes relating to financial statements which shall be resolved pursuant to Section 5.04 hereof, that cannot be resolved by the parties hereto shall promptly be submitted to the American Arbitration Association ("AAA") to be resolved by binding arbitration in accordance with then current AAA rules. Arbitration shall be initiated when a party hereto delivers written notice ("Arbitration Notice") to the other parties hereto that a dispute, disagreement or controversy arising hereunder cannot be resolved notwithstanding the good faith efforts of the parties thereto to do so. The arbitration tribunal shall be composed of three (3) arbitrators, one (1) of whom shall be appointed by the Owner within ten (10) business days of the delivery of an Arbitration Notice and one (1) of whom shall be appointed by the Manager, as the case may be, within ten (10) business days of the delivery of an Arbitration Notice. These two (2) arbitrators shall promptly select a third arbitrator. The arbitrators will be directed to resolve the dispute, disagreement or controversy as soon as is practicable. The decision of the arbitrators shall be binding on the parties and the party against which a finding is made shall be responsible for all costs, fees and expenses of such arbitration in addition to any damages or other amounts awarded.

            Section 13.06. Construction. Whenever a word appears herein in its singular form, such word shall include the plural; and the masculine gender shall include the feminine and neuter genders. This Agreement shall be construed without reference to the titles of Articles, Sections or Clauses, which are inserted for convenient reference only. This Agreement shall be construed without regard to any presumption or other rule permitting construction against the party causing this Agreement to be drafted and shall not be construed more strictly in favor of or against either of the parties hereto.

            Section 13.07. Severability. If any term or provision of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            Section 13.08. Consent or Approval. Whenever it is necessary under the terms of this Agreement for either party to obtain the consent or approval of the other party, such consent or approval shall not be unreasonably withheld or delayed.

            Section 13.09. Certificate of Performance. The Owner and the Manager shall, within twenty days after receipt of a written request from the other, execute, acknowledge and deliver a statement in writing certifying whether this Agreement is unmodified and in full force and effect (or if modified, whether the same is in full force and effect as so modified), whether any conditions to the full enforceability of this Agreement remain unsatisfied, and such other facts, including the nature of any claim of default on the part of the other, as either party may reasonably request.

            Section 13.10. Excuse for Nonperformance. If either party hereto shall be delayed or prevented, from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental laws or regulations, adverse weather, unusual delay in transportation, delay by the other party hereto or other cause without fault and beyond the control of the party obligated to perform (financial inability excepted), then upon notice to the other party, the performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equal to the period of such delay; provided, however, the party so delayed or prevented from performing shall exercise good faith efforts to remedy any such cause of delay or cause preventing performance.

            Section 13.11. Disputes. If a dispute shall arise as to any amount or sum of money to be paid by one party to the other or any work to be performed by either of them under the provisions hereof, a party shall have the right to make payment or perform such work "under protest", without waiver or prejudice to its right to recover from the other party. If it shall later be determined (by agreement of the parties or arbitration) that one party has paid or performed an obligation that should have been paid or performed by the other party, the party who paid or performed "under protest" shall be entitled to recover the amount paid or the cost incurred, plus interest thereon at the Interest Rate specified in Section 16.12 hereof, from the date on which such payment was made until the date on which reimbursement is received.

            Section 13.12. Attorney's Fees. If the Owner or the Manager brings action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover from the other party reasonable attorney's fees (including paralegals employed by such attorney and costs of litigation at the trial and appellate level).

            Section 13.13. Interest. All monetary obligations under this Agreement shall bear interest from the date on which they become due and payable until the date on which payment is received by the party entitled to payment. Except where a different rate of interest is expressly provided for elsewhere in this Agreement, such interest shall be paid at an annual rate (the "Interest Rate") equal to the lesser of (i) the prime interest rate charged by First Union Bank plus two percent (2%), or (ii) the highest interest rate permitted by law.

            Section 13.14. Date of Agreement. All references to the "date of this Agreement," the "date hereof," and the like shall be deemed to be the last date on which this Agreement shall be executed by the Owner and by the Manager.

      IN WITNESS WHEREOF, the Owner and the Manager do hereby execute this Management and License Agreement on the dates shown opposite their respective signatures.



                                       BEST QUE, LLC

                                       By: /s/

                                       Michael L. Sloane, II

                                       Manager



                                       SHELLS SEAFOOD RESTAURANTS, INC.

                                       By:  /s/

                                       Warren R. Nelson

                                       Executive Vice President

                                   SCHEDULE A
                                   ----------


1.    Shells Seafood Restaurant located at 4391 Houston Road, Florence, Kentucky

2.    Shells Seafood Restaurant located at 3261 Village Drive, Franklin, Ohio

3. Shells Seafood Restaurant located at 3802 East 82nd Street, Indianapolis, Indiana